Exhibit 10.23

REVOLVING CREDIT AGREEMENT

BY AND BETWEEN

U.S. BANK NATIONAL ASSOCIATION, Lender

and

THE LACLEDE GROUP, INC., Borrower

October 1, 2010

3.02	All Loans and Letters of Credit	14

SECTION 4. REPRESENTATIONS AND WARRANTIES		15

4.01	Corporate Existence and Power	15

4.02	Corporate Authorization	15

4.03	Binding Effect	15

4.04	Financial Statements	15

4.05	Compliance With Other Instruments; None Burdensome	16

4.06	Regulation U	16

4.07	Investment Company Act of 1940; Public Utility Holding Company Act of 2005	16

4.08	No Default	16

SECTION 5. COVENANTS		17

5.01	Covenants of Borrower	17

5.02	Use of Proceeds	19

SECTION 6. EVENTS OF DEFAULT		19

SECTION 7. GENERAL		21

7.01	No Waiver	21

7.02	Right of Set-Off	21

7.03	Cost and Expenses	21

7.04	General Indemnity	21

7.05	Notices	22

7.06	Consent to Jurisdiction; Waiver of Jury Trial	22

7.07	Governing Law	23

7.08	Amendments and Waivers	23

7.09	References; Headings for Convenience	23

7.10	Successors and Assigns	23

7.11	Notice Required by Section 432.047 R.S.Mo.; Entire Agreement	23

- ii -

7.12	Severability	23

7.13	Counterparts	23

7.14	Confidentiality	23

7.15	USA PATRIOT Act	24

- iii -

REVOLVING CREDIT AGREEMENT

       THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2010, by and between THE LACLEDE GROUP, INC., a Missouri corporation (“Borrower”), and U. S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”); and has reference to the following facts and circumstances:

       A.    Borrower has applied for a revolving credit facility from Lender consisting of Loans in an aggregate principal amount of up to $30,000,000.00.

       B.    Lender is willing to make said revolving credit facility available to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby mutually covenant and agree as follows:

SECTION 1.  DEFINITIONS.

       1.01  Definitions.  In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

       Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person at a purchase price of $5,000,000 or more, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the  election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

       Act shall have the meaning ascribed thereto in Section 7.15.

       Applicable Commitment Fee Rate shall mean an annual rate equal to 15/100 Percent (0.15%).

       Applicable Margin shall mean an annual rate equal to One and 25/100 Percent (1.25%).

       Borrower’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, attorneys’ fees and other amounts), liabilities and obligations (including, without limitation, indemnity obligations) of Borrower to Lender evidenced by or arising under or in respect of this Agreement, the Note and/or any of the other Transaction Documents.

       Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.

       Consolidated Capitalization shall mean, as of the date of any determination thereof, the sum of Consolidated Debt as of such date, plus Consolidated Net Worth as of such date, all determined on a consolidated basis and in accordance with GAAP.

       Consolidated Capitalization Ratio shall mean, as of the date of any determination thereof, the ratio (expressed as a percentage) of Consolidated Debt as of such date to Consolidated Capitalization as of such date, all determined on a consolidated basis and in accordance with GAAP; provided, that for purposes of calculating the Consolidated Capitalization Ratio, only Fifty Percent (50%) of the principal amount of any outstanding subordinated Debt issued by Borrower shall be included in Consolidated Debt.

       Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

       Consolidated Net Worth shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) of Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

       Daily Reset LIBOR Rate shall mean the Applicable Margin plus the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent.

       Daily Reset Loan shall mean any portion of a Loan bearing interest based on the Daily Reset LIBOR Rate.

       Debt shall mean, as of the date of determination thereof, the sum of (a) all indebtedness, liabilities and/or obligations of Borrower or any of its Subsidiaries for borrowed money or that have been incurred in connection with the purchase or other acquisition of property (other than unsecured trade accounts payable incurred in the ordinary course of business), plus (b) all leases of property, whether real and/or personal, by Borrower or any of its Subsidiaries as lessee(s), that in accordance with GAAP are required to be capitalized on the balance sheet of such entity, plus (c) the aggregate undrawn face amount of all Letters of Credit and/or surety bonds issued for the account and/or upon the application of Borrower or any of its Subsidiaries together with all unreimbursed drawings with respect thereto, plus (d) all guarantees by Borrower or any of its Subsidiaries of Debt of other Persons (but not including any guarantees of Debt of Borrower or any of its Subsidiaries).

       Default shall mean any event or condition the occurrence of that would, with the lapse of time or the giving of notice or both, become an Event of Default.

       Event of Default shall have the meaning ascribed thereto in Section 6.

       Fitch shall mean Fitch Ratings, Ltd.

       GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States.

       Guaranty shall mean the Guaranty dated as of the date hereof, executed by Laclede Energy in favor of Lender, as the same may from time to time be amended, modified, extended, renewed or restated.

       Indemnified Liabilities shall have the meaning ascribed thereto in section 7.04.

       Interest Period shall mean with respect to each LIBOR Loan:  (a) initially, the period commencing on the date selected by Borrower in the applicable Interest Rate Selection Notice and ending seven (7) days, one (1) month, two (2) months, three (3) months, or six (6) months thereafter, as Borrower may elect in the applicable Interest Rate Selection Notice; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending seven (7) days, one (1) month, two (2) months, three (3) months, or six (6) months, as Borrower may elect in the applicable Interest Rate Selection Notice; provided that:  (c) no Interest Period for a LIBOR Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Loan unless the sum of (A) the aggregate principal amount of outstanding Daily Reset Loans plus (B) the aggregate principal amount of outstanding LIBOR Loans with Interest Periods expiring on or before the date such scheduled principal payment is due equals or exceeds the aggregate principal amount to be paid on the Loan on such principal payment date; (d) subject to clauses (e) and (f) below, any Interest Period that would otherwise end on a day that is not a New York Business Day shall be extended to the next succeeding New York Business Day unless such New York Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding New York Business Day; (e) subject to clause (f) below, any Interest Period that begins on the last New York Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last New York Business Day of a calendar month; and no Interest Period may extend beyond the maturity date of the Loan.

       Interest Rate Selection Notice shall have the meaning ascribed thereto in section 2.02(a).

       Investment shall mean any investment (including, without limitation, any loan or advance) of Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or capital stock or other equity interests of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or other equity interests or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

       Laclede Energy shall mean Laclede Energy Resources, Inc., a Missouri corporation, and a Subsidiary of Borrower.

       Lender’s Revolving Credit Commitment shall mean the sum of Thirty Million Dollars ($30,000,000).

       Letter of Credit and Letters of Credit shall have the meanings ascribed to these terms in Section 2.18(a).

       Letter of Credit Application shall mean Lender’s standard form of application and agreement for irrevocable standby letter of credit, or Lender’s standard form of application and agreement for irrevocable commercial letter of credit, as the case may be, in either case executed by Borrower, or a Subsidiary of Borrower, as applicant and account party, and delivered to Lender pursuant to Section 2.18(a), as the same may from time to time be amended, modified, extended, renewed or restated.

       LGC shall mean Laclede Gas Company, a Missouri corporation, and a Subsidiary of Borrower.

       LIBOR Base Rate shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate is not available, the average (rounded upward, if necessary, to the next higher 1/10,000 of 1%) of the respective annual rates of interest at which deposits in U.S. Dollars are offered to Lender in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by Lender in its sole discretion, at or about 11:00 a.m. (London time) on the date two (2) New York Business Days before the first day of such Interest Period, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

       LIBOR Index Rate shall mean, with respect to the applicable Interest Period, an annual rate (rounded upwards, if necessary, to the next higher 1/10,000 of 1%) equal to the British Bankers’ Association interest settlement rates for U.S. Dollar deposits for such Interest Period as of 11:00 a.m. (London time) on the day two (2) New York Business Days before the first day of such Interest Period as published by Bloomberg Financial Services, Dow Jones Market Service, Telerate, Reuters or any other service from time to time used by Lender.

       LIBOR Loan shall mean any portion of a Loan bearing interest based on the LIBOR Rate.

       LIBOR Rate shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the Applicable Margin.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

       LIBOR Reserve Percentage shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by The Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) with respect to “Eurocurrency liabilities” as defined in Regulation D or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined, whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at such time. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of any credits for proration, exceptions or offsets which may be available from time to time to Lender.

       Loan and Loans shall have the meaning ascribed thereto in Section 2.01(a).

       Loan Party shall mean each of Borrower and each Subsidiary that has executed the Guaranty (including, without limitation, Laclede Energy).

       Material Adverse Effect shall mean (a) a material adverse effect on the properties, assets, liabilities, business, operations, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of Borrower’s ability to perform any of its obligations under this Agreement, the Note or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note or any of the other Transaction Documents.

       Moody’s shall mean Moody’s Investors Service, Inc.

       New York Business Day means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

       Note shall have the meaning ascribed thereto in Section 2.03(a).

       Notice of Borrowing shall have the meaning ascribed thereto in Section 2.02(a).

       Other Taxes shall have the meaning ascribed thereto in Section 2.20(b).

       Permitted Investment shall mean any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (a) any Investment or Acquisition the result of which would be to change substantially the nature of the business engaged in by Borrower and its Subsidiaries, (b) any Investment that is in the nature of a hostile or contested Acquisition, and (c) any Investment that would result in a Default or Event of Default; provided, that it is expressly agreed that all Investments under Borrower’s or Subsidiaries’ gas supply risk management programs are Permitted Investments.

       Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

       PNC Agreement shall mean the Credit Agreement by and between Borrower and PNC Bank, National Association, executed on the date hereof or within thirty (30) days following the date hereof, as amended, modified or restated from time to time.

       Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as amended.

       Regulatory Change shall have the meaning ascribed thereto in Section 2.10.

       Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending September 30, 2011; provided, however, that the Revolving Credit Period shall end on the date the Lender’s Revolving Credit Commitment is terminated pursuant to Section 6 or otherwise.

       S&P shall mean Standard & Poor’s Ratings Group.

       Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower or any Subsidiary.

       Taxes shall have the meaning ascribed thereto in Section 2.20(a).

       Total Revolving Credit Outstandings shall mean, as of any date, the sum of (a) the aggregate principal amount of all Loans outstanding as of such date, plus (b) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date plus (c) all unreimbursed drawings with respect to all Letters of Credit.

       Transaction Documents shall mean this Agreement, the Note, the Guaranty, and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Agent or any Bank with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder or any of the other Borrower’s Obligations, and executed by or on behalf of any Loan Party, all as the same may from time to time be amended, modified, extended, renewed or restated.

SECTION 2.  LOANS.

       2.01  Loans.

       (a)    Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to make such loans to Borrower (individually, a “Loan” and collectively, the “Loans”) as Borrower may from time to time request pursuant to Section 2.02.  Each Loan under this Section 2.01(a) which is a Daily Reset Loan shall be for an aggregate principal amount of at least $50,000.00 or any larger multiple of $10,000.00.  Each Loan under this Section 2.01(a) which is a LIBOR Loan shall be for an aggregate principal amount of at least $1,000,000.00 or any larger multiple of $250,000.00; provided, that Borrower may not have outstanding and Lender shall not be obligated to make more than eight (8) LIBOR Loans at any one time.  The aggregate principal amount of Loans that Lender shall be required to have outstanding under this Agreement as of any date shall not exceed the amount of Lender’s Revolving Credit Commitment as of such date. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.08 and reborrow at any time during the Revolving Credit Period under this Section 2.01(a).  All Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to Lender with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

       (b)    If the amount of Lender’s Revolving Credit Commitment on any date is less than the Total Revolving Credit Outstandings on such date, whether as a result of Borrower’s election to decrease the amount of Lender’s Revolving Credit Commitment pursuant to Section 2.01(c) or otherwise, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Loans in an amount sufficient to reduce the amount of the Total Revolving Credit Outstandings to an amount equal to or less than the amount of Lender’s Revolving Credit Commitment.

       (c)    Borrower may, upon five (5) Business Days’ prior written notice to Lender, terminate entirely at any time, or reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $1,000,000 the unused portions of Lender’s Revolving Credit Commitment; provided, however, that (i) at no time shall the amount of Lender’s Revolving Credit Commitment be reduced to a figure less than the Total Revolving Credit Outstanding, (ii) at no time shall the amount of Lender’s Revolving Credit Commitment be reduced to a figure greater than zero (0) but less than $5,000,000 and (iii) any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, Lender’s Revolving Credit Commitment.

       2.02  Method of Borrowing.

       (a)    Borrower shall give Lender oral or written notice (a “Notice of Borrowing”) by 10:00 a.m. (St. Louis time) on the Business Day of each Daily Reset Loan to be made to Borrower, and by 10:00 a.m. (St. Louis time) at least three (3) New York Business Days before each LIBOR Loan to be made to Borrower, specifying:  (i) the date of such Loan, which shall be a Business Day during the Revolving Credit Period in the case of a Daily Reset Loan and a New York Business Day during the Revolving Credit Period in the case of a LIBOR Loan, (ii) the aggregate principal amount of such Loan, (iii) whether such Loan is to be a Daily Reset Loan or a LIBOR Loan, and (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

       (b)    A Notice of Borrowing shall not be revocable by Borrower.

       (c)    Subject to the terms and conditions of this Agreement, provided that Lender has received the Notice of Borrowing, Lender shall (unless Lender determines that any applicable condition specified in Section 3 has not been satisfied) make the applicable Loan to Borrower by crediting the amount of such Loan to a demand deposit account of Borrower at Lender specified by Borrower (or such other account mutually agreed upon in writing between Lender and Borrower) not later than 2:30 p.m. (St. Louis time) on the Business Day specified in said Notice of Borrowing.

       (d)    If Lender makes a new Loan under this Agreement on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan, Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lender to Borrower.

       (e)    Borrower hereby irrevocably authorizes Lender to rely on telephonic, telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 2.02 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a document signed by the President, Chief Financial Officer or Treasurer of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make a Loan or a repayment under this Agreement, and on any signature that Lender reasonably believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine.  Borrower also hereby agrees to defend and indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Loans or repayments under this Agreement.

       2.03  Note.

       (a)    The Loans of Lender to Borrower shall be evidenced by the Revolving Credit Note of Borrower payable to the order of Lender in a principal amount equal to the maximum amount of Lender’s Revolving Credit Commitment, which Revolving Credit Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”).

       (b)    Lender shall record in its books and records the date, amount, type and Interest Period (if any) of each Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made by Lender to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation.  The books and records of Lender showing the account between Lender and Borrower shall be conclusive in the absence of manifest error.

       2.04  Duration of Interest Periods and Selection of Interest Rates.

       (a)    The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing.  Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Daily Reset Loan, to elect that such Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Loan become a Daily Reset Loan), by giving notice of such election to Lender by 10:00 a.m. (St. Louis time) on the Business Day of, in the case of the election of the Daily Reset LIBOR Rate, and by 10:00 a.m. (St. Louis time) at least three (3) New York Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Lender under Section 6 of this Agreement, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Daily Reset Loan into a LIBOR Loan.  If Lender does not receive a notice of election for a Loan pursuant to this Section 2.04(a) within the applicable time limits specified herein, Borrower shall be deemed to have elected to pay such Loan in whole pursuant to Section 2.08 on the last day of the current Interest Period with respect thereto and to reborrow the principal amount of such Loan on such date as a Daily Reset Loan.

       (b)    Borrower may not have outstanding and Lender shall not be obligated to make more than eight (8) LIBOR Loans at any one time.

       2.05  Interest Rates and Interest Payments.  (a) So long as no Event of Default has occurred and is continuing, each Daily Reset Loan shall bear interest on the outstanding principal amount thereof for each day until paid at an annual rate equal to the Daily Reset LIBOR Rate.  So long as any Event of Default has occurred and is continuing, each Daily Reset Loan shall bear interest on the outstanding principal amount thereof for each until it is paid, at an annual rate equal to Five Percent (5%) over and above the Daily Reset LIBOR Rate.  Such interest shall be payable monthly in arrears on the last day of each calendar month commencing October 31, 2010 and at the maturity of the Note (whether by reason of acceleration or otherwise).  From and after the maturity of the Note, whether by reason of acceleration or otherwise, each Daily Reset Loan shall bear interest, payable on demand, for each day until paid at an annual rate equal to Five Percent (5%) over and above the Daily Reset LIBOR Rate.

       (b)    So long as no Event of Default has occurred and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at an annual rate equal to the LIBOR Rate.  So long as any Event of Default has occurred and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at an annual rate equal to Five Percent (5%) over and above the LIBOR Rate.  Such interest shall be payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be payable on the last day of each three (3) month period during such Interest Period and on the last day of such Interest Period, and at the maturity of the Note (whether by reason of acceleration or otherwise).  From and after the maturity of the Note, whether by reason of acceleration or otherwise, each LIBOR Loan shall bear interest, payable on demand, for each day until paid, at an annual rate equal to Five Percent (5%) over and above the higher of (i) the LIBOR Rate applicable to such LIBOR Loan for the immediately preceding Interest Period or (ii) the Daily Reset LIBOR Rate.

       (c)    Lender shall determine each interest rate applicable to the Daily Reset Loans and LIBOR Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

       2.06  Computation of Interest.  Interest on Daily Reset Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

       2.07  Fees.

       (a)    Contemporaneously with the execution of this Agreement, Borrower shall pay Lender a nonrefundable upfront fee in the amount set forth in the fee letter provided by Lender to Borrower.

       (b)    Borrower shall pay to Lender a utilization fee equal to 25/100 Percent (0.25%) per annum times the Total Revolving Credit Outstandings on each day that the Total Revolving Credit Outstandings exceed Thirty Three Percent (33%) of the actual amount of Lender’s Revolving Credit Commitment then in effect (or, if terminated, in effect immediately prior to such termination).  Such utilization fee shall be due and payable quarterly in arrears on the last day of each calendar quarter, commencing with the first such date to occur after the effective date of this Agreement, and on the last day of the Revolving Credit Period (and if applicable, thereafter on demand).

       (c)    From and including the date of this Agreement to but excluding the last day of the Revolving Credit Period, Borrower shall pay a nonrefundable commitment fee on the unused portion of Lender’s Revolving Credit Commitment (determined by subtracting the Total Revolving Credit Outstandings from the amount of Lender’s Revolving Credit Commitment) at a percentage rate equal to the Applicable Commitment Fee Rate.  Said commitment fee shall be (i) calculated on a daily basis, (ii) payable quarterly in arrears on each June 30, September 30, December 31, and March 31 during the Revolving Credit Period commencing December 31, 2010, and on the last day of the Revolving Credit Period and (iii) calculated on an actual day, 360-day year basis.

       2.08  Prepayments.  Borrower may, upon notice to Lender specifying that it is paying any Daily Reset Loan, pay without penalty or premium such Daily Reset Loan in whole at any time or in part from time to time, by paying the principal amount to be paid, provided that partial prepayments shall be in an aggregate amount of at least $1,000,000.00 or any larger multiple of $500,000.00.  Borrower may, upon at least three (3) New York Business Day’s irrevocable prior written notice to Lender, prepay all at any time or any portion from time to time of the unpaid principal balance of any LIBOR Loan prior to maturity provided that (i) contemporaneously with each such prepayment Borrower shall pay all accrued and unpaid interest on the portion of the LIBOR Loan being prepaid to and including the date of prepayment; (ii) partial prepayments shall be in an aggregate amount of at least $2,000,000.00 or any larger multiple of $1,000,000.00; (iii) in no event may Borrower make any prepayment on any LIBOR Loan that results in the remaining LIBOR Loans with respect to which a given Interest Period applies being greater than $0.00 but less than $1,000,000.00 and (iv) if Borrower is making a prepayment of a LIBOR Loan, contemporaneously with such prepayment, Borrower shall pay Lender the funding losses and other amounts, if any, required under Section 2.10.

       2.09  General Provisions as to Payments.  Borrower shall make each payment of principal of, and interest on, the Loan and of fees and all other amounts payable by Borrower under this Agreement, not later than 12:00 noon (St. Louis time) on the date when due and payable in Federal or other funds immediately available in St. Louis, Missouri, to Lender at its address referred to in Section 7.05.  All payments received by Lender after 12:00 noon (St. Louis time) shall be deemed to have been received by Lender on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

       2.10  Funding Losses.  Notwithstanding any provision contained in this Agreement to the contrary, (a) Borrower shall make any payment of principal with respect to any LIBOR Loan on any day other than the last day of the Interest Period applicable thereto, whether as a result of a scheduled payment, a voluntary prepayment, a mandatory prepayment, maturity, acceleration or otherwise or (b) any LIBOR Loan is converted to a Daily Reset Loan pursuant to Section 2.04, Section 2.11 or Section 2.12 on any day other than the last day of the Interest Period applicable thereto, contemporaneously with each such payment or conversion Borrower shall reimburse Lender on demand for any resulting losses and expenses incurred by Lender, including , without limitation, any losses incurred in obtaining, liquidating, or employing deposits from third parties, but excluding any loss of the Applicable Margin for the period after any such prepayment, provided that Lender shall have delivered to Borrower a certificate as to the amount of such losses and expenses, which certificate shall be conclusive in the absence of manifest error.

       2.11  Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:  (a) deposits in U.S. Dollars (in the applicable amounts) are not being offered to Lender in the relevant market for such Interest Period, or (b) Lender determines in good faith that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to Lender of maintaining or funding the LIBOR Loans for such Interest Period, Lender shall forthwith give notice thereof to Borrower whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (i) the LIBOR Rate shall not be available to Borrower as an interest rate option on any portion of the Loan and (ii) all of the then outstanding LIBOR Loans shall automatically convert to Daily Reset Loans on the last day of the then current Interest Period applicable to each such LIBOR Loan. Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10.

       2.12  Illegality.  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a “Regulatory Change”) shall make it unlawful or impossible for Lender to make, maintain or fund its LIBOR Loans to Borrower, Lender shall forthwith give notice thereof to Borrower.  Upon receipt of such notice, Borrower shall convert all of its then outstanding LIBOR Loans on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if Lender may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if Lender may not lawfully continue to fund and maintain such LIBOR Loan to such day, to a Daily Reset Loan in an equal principal amount.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10.

       2.13  Increased Cost.  (a)  If (i) Regulation D or (ii)  a Regulatory Change:  (A) shall subject Lender to any tax, duty or other charge with respect to the LIBOR Loans, the Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of Lender); or (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, Lender or shall, with respect to Lender impose, modify or deem applicable any other condition affecting Lender’s LIBOR Loans, the Note or Lender’s obligation to make LIBOR Loans; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under its Note with respect thereto, by an amount deemed by Lender to be material, and if Lender is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to “LIBOR Reserve Percentage” in the calculation of the LIBOR Rate, then upon notice by Lender to Borrower, which notice shall set forth Lender’s supporting calculations and the details of the Regulatory Change, Borrower shall pay Lender, as additional interest, such additional amount or amounts as will compensate Lender for such increased cost or reduction.  The determination by Lender under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

       (b)    If Lender demands compensation under Section 2.13(a) above, Borrower may at any time, upon at least three (3) New York Business Day’s prior notice to Lender, convert its then outstanding LIBOR Loans to Daily Reset Loans in an equal principal amount.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10 and this Section 2.13.

       2.14  Daily Reset Loans Substituted for Affected LIBOR Loans.  If notice has been given by Lender  pursuant to Sections 2.11 or 2.12 or by Borrower pursuant to Section 2.04 requiring LIBOR Loans to be repaid or converted to Daily Reset Loans, then, unless and until Lender notifies Borrower that the circumstances giving rise to such repayment or conversion no longer apply, any portion of the Loans that would otherwise be made by Lender to Borrower as LIBOR Loans shall be made instead as Daily Reset Loans.  Lender shall promptly notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

       2.15  Capital Adequacy.  If, after the date of this Agreement, Lender shall have determined in good faith that a Regulatory Change has occurred which has or will have the effect of reducing the rate of return on Lender’s capital in respect of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate Lender for such reduction.  All determinations made in good faith by Lender of the additional amount or amounts required to compensate it in respect of the foregoing shall be conclusive in the absence of manifest error.  In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

       2.16  Survival of Indemnities.  All indemnities and all provisions relating to reimbursement to Lender of amounts sufficient to protect the yield to Lender with respect to the Loan, including, without limitation, Sections 2.10, 2.13 and 2.15 hereof, shall survive the payment of the Note and the other Borrower’s Obligations and the expiration or termination of this Agreement.  Notwithstanding the foregoing, if Lender fails to notify Borrower of any event that will entitle Lender to compensation pursuant to Sections 2.10, 2.13 and/or 2.15 hereof within one hundred eighty (180) days after Lender obtains knowledge of such event, then Lender shall not be entitled to any compensation from Borrower for any loss, expense, increased cost and/or reduction of return arising from such event.

       2.17  Discretion of Lender as to Manner of Funding.  Notwithstanding any provision contained in this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of Lender’s funding losses and expenses under Section 2.10) shall be made as if Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Base Rate.

       2.18  Letters of Credit.

       (a)    Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, Lender agrees to issue irrevocable commercial and/or standby letters of credit for the account of Borrower and/or any Subsidiary (individually, a “Letter of Credit”, and collectively, “Letters of Credit”) in an amount and for the term specifically requested by Borrower by notice in writing to Lender at least two (2) Business Days prior to the requested issuance thereof; provided, however, that: (i) Borrower shall have executed and delivered to Lender a Letter of Credit Application with respect to such Letter of Credit; (ii) the term of any such Letter of Credit shall not extend beyond the earlier of (A) the date one (1) year after the date of issuance thereof, or (B) the last day of the Revolving Credit Period; (iii) any Letter of Credit may only be utilized to guaranty the payment of obligations of Borrower or a Subsidiary to third parties; (iv) Total Revolving Credit Outstandings shall not as of any date exceed Lender’s Revolving Credit Commitment; and (v) the text of any such Letter of Credit is provided to Lender no less than two (2)

Business Days prior to the requested issuance date, which text must be acceptable to Lender in its sole and absolute discretion.

       (b)    The payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and the related Letter of Credit Application and believed in good faith by Lender to be genuine.  Lender shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application.

       (c)    In the event of any payment by Lender of a draft presented under a Letter of Credit, Borrower agrees to pay to Lender in immediately available funds at the time of such drawing an amount equal to the sum of such drawing plus the negotiation, processing and other fees related thereto, as may be agreed between Lender and Borrower from time to time.  Borrower hereby authorizes Lender to charge or cause to be charged one or more of Borrower’s deposit accounts at Lender to the extent there are balances of immediately available funds therein, in an aggregate amount equal to the sum of such drawing plus the negotiation, processing and other fees related thereto as may be agreed between Lender and Borrower from time to time, and Borrower agrees to pay the amount of any such drawing (and/or Lender’s customary negotiation, processing and other fees related thereto) not so charged prior to the close of business of Lender on the day of such drawing.  In the event any payment under a Letter of Credit is made by Lender prior to receipt of payment from Borrower, such payment by Lender shall constitute a request by Borrower for a Daily Reset Loan under Sections 2.01 and 2.02 above (and Lender will make such Daily Reset Loan to Borrower regardless of whether any Default or Event of Default under this Agreement has occurred and is continuing and regardless of whether such Daily Reset Loan would otherwise be permitted under the requirements of this Agreement) and the proceeds of such Daily Reset Loan shall be paid directly to Lender and applied by Lender to the payment of any amounts owed by Borrower to Lender under this Section 2.18.

       (d)    Borrower hereby further agrees to pay to the order of Lender with respect to each Letter of Credit: (i) a nonrefundable commitment fee at an annual rate equal to the Applicable Margin (calculated on an actual day, 360-day year basis) on the face amount (taking into account any scheduled increases or decreases therein during the period in question) of each Letter of Credit, due and payable quarterly, in arrears, on the last day of each fiscal quarter; and  (ii) a nonrefundable issuance fee, a nonrefundable negotiation fee and such other fees as may be charged by Lender from time to time in accordance with Lender’s published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Lender.

       (e)    Notwithstanding any provision contained in this Agreement to the contrary, if any Letters of Credit remain outstanding on the last day of the Revolving Credit Period, Borrower shall, on or before 12:00 noon (St. Louis time) on the last day of the Revolving Credit Period, (i) surrender the originals of the applicable Letter(s) of Credit to Lender for cancellation, or (ii) provide Lender with cash collateral (or other collateral acceptable to Lender in its sole and absolute discretion) in an amount at least equal to the aggregate undrawn face amount of all outstanding Letter(s) of Credit plus all unreimbursed drawings with respect thereto, and execute and deliver to Lender such agreements as Lender may require to grant Lender a first priority perfected security interest in such cash or other collateral.  Any such cash collateral received by Lender pursuant to this Section 2.18(e) shall be held by Lender in a separate account at Lender appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Lender as collateral security for the payment of Borrower’s Obligations.  Cash amounts delivered to Lender pursuant to the foregoing requirements of this Section 2.18(e) shall be invested, at the request and for the account of Borrower in investments of a type and nature and with a term acceptable to Lender.  Such amounts, including in the case of cash amounts invested in the manner set forth above, shall not be used by Lender to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Lender for drawings or payments under or pursuant to such Letters of Credit which Lender has paid, or if no such reimbursement is required to the payment of such of the other Borrower’s Obligations as Lender shall determine.  Any amounts remaining in any cash collateral account established pursuant to this Section 2.18(e) after the payment in full of all of the Borrower’s Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Lender’s reasonable expenses, if any).

       2.20  Taxes.

       (a)    Any and all payments by Borrower to or for the account of Lender under any Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Transaction Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

       (b)    In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under any of the Transaction Documents or from the execution or delivery of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as “Other Taxes”).

       (c)    Borrower agrees to indemnify Lender for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within fifteen (15) days from the date Lender makes demand therefor, accompanied by a certificate of Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

       (d)    The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Note and the other Borrower’s Obligations.

SECTION 3.  PRECONDITIONS TO LOANS AND LETTERS OF CREDIT.

       3.01  Initial Loan.  Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the initial Loan or issue the initial Letter of Credit under this Agreement unless Lender shall have first received:

       (a)    this Agreement and the Note, each duly executed by Borrower;

       (b)    the Guaranty, duly executed by Laclede Energy;

       (c)    a copy of resolutions (including an incumbency certificate) of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note and the other Transaction Documents, certified by the Secretary of Borrower;

       (d)    a copy of resolutions of the Board of Directors (including an incumbency certificate) of Laclede Energy, duly adopted, which authorize the execution, delivery and performance of its Guaranty, certified by the Secretary of Laclede Energy;

       (e)    copies of the Articles of Incorporation of Borrower and Laclede Energy, including any amendments thereto, certified by the Secretary of State of the states of their respective incorporations;

       (f)     copies of the Bylaws of Borrower and Laclede Energy, including any amendments thereto, certified by the Secretaries of Borrower and Laclede Energy;

       (g)    certificates of corporate good standing of Borrower and Laclede Energy issued by the Secretary of State of the states of their respective incorporations;

       (h)    an opinion of the General Counsel of Borrower and Laclede Energy, in form and substance satisfactory to Lender and Lender’s counsel;

       (i)    UCC search results from the Missouri Secretary of State for Borrower and Laclede Energy;

       (j)     copies of all financial statements and other exhibits and schedules required by this Agreement and the other Transaction Documents;

       (k)    a letter of direction from Borrower with respect to the disbursement of the proceeds of the initial Loan under this Agreement;

       (l)     a fee letter, duly executed by Borrower and Lender; and

       (m)   such other agreements, documents, instruments and certificates as Lender may reasonably request.

       3.02  All Loans and Letters of Credit.  Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Loan or issue any Letter of Credit under this Agreement unless:

       (a)    Lender shall have received a Notice of Borrowing for such Loan as required by Section 2.02(a), or a Letter of Credit Application as required under Section 2.18(a);

       (b)    both immediately before and immediately after giving effect to such Loan or Letter of Credit, no Default or Event of Default shall have occurred and be continuing; and

       (c)    all of the representations and warranties made by Borrower in this Agreement (but after the making or issuance of the initial Loan or Letter of Credit hereunder, not including the representation set forth in Section 4.04(b)) and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of such Loan as if made or such Letter of Credit is issued on and as of the date of such Loan or Letter of Credit (and for purposes of this Section 3.02(c), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to Lender pursuant to Section 5.01(a)).

Each request for a Loan or Letter of Credit by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Loan or Letter of Credit as to the facts specified in clauses (b) and (c) of this Section 3.02.

SECTION 4.  REPRESENTATIONS AND WARRANTIES.

       Borrower hereby represents and warrants to Lender that:

       4.01  Corporate Existence and Power.  Each Loan Party: (a) is duly incorporated, validly existing and in good standing under the laws of the State of Missouri; (b) has all requisite corporate powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

       4.02  Corporate Authorization.  The execution, delivery and performance by each Loan Party of this Agreement, the Note and the other Transaction Documents, as applicable, are within the corporate powers of each Loan Party and have been duly authorized by all necessary corporate and other action on the part of each Loan Party.

       4.03  Binding Effect.  This Agreement, the Note and the other Transaction Documents to which a Loan Party is a party have been duly executed and delivered by such Loan Party and constitute the legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       4.04  Financial Statements.  Borrower has furnished Lender with the consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal year of Borrower ended September 30, 2009, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied.  Borrower further represents and warrants to Lender that (a) said balance sheets and their accompanying notes (if any) fairly present the condition of Borrower and its Subsidiaries as of the dates thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower and its Subsidiaries taken as a whole since September 30, 2009 except as disclosed in Borrower’s filings with the Securities and Exchange Commission since such date, and (c) neither Borrower nor any of its Subsidiaries had any direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

       4.05  Compliance With Other Instruments; None Burdensome.  None of the execution and delivery by a Loan Party of any of the Transaction Documents, the performance by a Loan Party of its obligations under the Transaction Documents or the borrowing and/or repayment of the Loan by Borrower under this Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party, any of the provisions of the Articles of Incorporation or Bylaws (or other applicable organizational documents) of such Loan Party or any of the provisions of any indenture, agreement, document, instrument or undertaking to which such Loan Party is a party or subject, or by which such Loan Party or any property or assets of such Loan Party is bound, or result in the creation or imposition of any security interest, lien or encumbrance on any of the property or assets of such Loan Party pursuant to the terms of any such indenture, agreement, document, instrument or undertaking.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body, instrumentality, authority, agency or official, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents, and/or (b) the borrowing and/or repayment of the Loan by Borrower under this Agreement.

       4.06  Regulation U.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.  If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

       4.07  Investment Company Act of 1940; Public Utility Holding Company Act of 2005.  Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is a holding company for which compliance with the accounting, record retention and reporting sections of the Public Utility Holding Company Act of 2005 has been waived.

       4.08  No Default.  No Default or Event of Default under this Agreement has occurred and is continuing.  There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower is a party or by which any property or assets of any Loan Party is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect.  Each Loan Party has and is in full compliance with and in good standing with respect to all governmental permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties and assets as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect.  No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.  COVENANTS.

       5.01  Covenants of Borrower.  Borrower covenants and agrees that, so long as any of the Borrower’s Obligations remain unpaid:

       (a)    Information.  Borrower will make available, deliver, or cause to be delivered to Lender:

       (i)     within one hundred twenty (120) days after the end of each fiscal year of Borrower the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of independent certified public accountants selected by Borrower and reasonably acceptable to Lender; provided, however, that delivery to Lender of the Annual Report on Form 10-K of Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a)(i);

       (ii)    within one hundred twenty (120) days after the end of each fiscal year of Laclede Energy the consolidated balance sheets of Laclede Energy and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared internally by Laclede Energy in accordance with GAAP consistently applied.

       (iii)    within fifty (50) days after the end of the first three (3) fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and satisfactory in form to Lender and certified (subject to normal year-end adjustments and absence of footnote disclosures) as to fairness of presentation, consistency and compliance with GAAP by the chief financial officer of Borrower; provided, however, that delivery to Lender of copies of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a)(iii);

       (iv)    within the time frames outlined in Sections 5.01(a)(i) and 5.01(a)(iii) above, a certificate of an authorized officer of Borrower in the form attached hereto as Exhibit B and incorporated herein by reference (A) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (B) certifying that all of the representations and warranties made by Borrower in this Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate, and (C) setting forth the Consolidated Capitalization Ratio for the relevant reporting period;

       (v)    with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower as Lender may from time to time reasonably request.

       (b)    Corporate Existence.  Borrower will do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property or assets requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

       (c)   Compliance with Laws, Regulations, Etc.  Borrower will comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower is subject and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its properties or assets or to the conduct of its business, which violation or failure to obtain could reasonably be expected to have a Material Adverse Effect.

       (d)   Further Assurances.  Borrower will execute and deliver to Lender, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Lender may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

       (e)   Consolidation or Merger.  Borrower will not directly or indirectly merge or consolidate with or into any other Person.

       (f)   Stock and Assets of Subsidiaries.  Unless the prior written consent of Lender is obtained which such consent shall not be unreasonably withheld (in Lender’s commercially reasonable judgment) or unreasonably delayed, Borrower will not create, incur or assume or suffer to be incurred or to exist any security interest, lien or encumbrance on any of the common stock of LGC, Laclede Energy, or any other Subsidiary, or on the inventory or accounts receivable of LGC.

       (g)   Sale of Property.  Borrower will not, and will not cause or permit any Subsidiary to, (i) sell, assign, lease, transfer, abandon or otherwise dispose of any of its property (including, without limitation, any shares of capital stock or other equity interests of a Subsidiary owned by Borrower or another Subsidiary) or (ii) issue, sell or otherwise dispose of any shares of capital stock or other equity interests of any Subsidiary; provided, however, that Borrower and each Subsidiary may sell, assign, lease, transfer, abandon or otherwise dispose of (A) any of its natural gas inventory or past-due accounts receivable in the ordinary course of business, (B) any of its property to Borrower or any Subsidiary, provided that, if at anytime more than Ten Percent (10%) of the consolidated assets of Borrower and all of its Subsidiaries are transferred to a Subsidiary, such Subsidiary shall then execute a guaranty agreement with respect to Borrower’s Obligations in a form reasonably acceptable to Lender, (C) any of its property subject to LGC’s Mortgage and Deed of Trust dated as of February 1, 1945, as heretofore amended and supplemented, as may be permitted to be sold, assigned, leased, transferred, abandoned or otherwise disposed of under said Mortgage and Deed of Trust, (D) any of its other property (whether in one transaction or a series of transactions) so long as the value of such property sold, assigned, leased, transferred, abandoned or otherwise disposed of in any fiscal year under this subsection (D) shall not exceed Ten Percent (10%) of the consolidated assets of Borrower and all of its Subsidiaries as determined on a consolidated basis as of the last day of the immediately preceding fiscal year, and (E) any shares of capital stock sold to Borrower by a Subsidiary; and provided further, however, that nothing in this Agreement shall limit or restrict Borrower’s or any Subsidiary’s use of financial instruments or natural gas contracts under their gas supply risk management programs.

       (h)   Changes in Nature of Business.  Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business that would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries as of the date of this Agreement.

       (i)   Permitted Investments; Acquisitions.  Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Investments except for Permitted Investments.  Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisition the result of which would be to change substantially the general nature of the business engaged in by Borrower and its Subsidiaries.

       (j)   Maximum Consolidated Capitalization Ratio.  Borrower will at all times maintain a Consolidated Capitalization Ratio of not more than Seventy Percent (70%).

       (k)   Subsidiaries.  If Borrower creates, forms or acquires any Subsidiary which owns more than Ten Percent (10%) of the consolidated assets of Borrower and all of its Subsidiaries on or after the date of this Agreement, Borrower will, contemporaneously with the creation, formation or acquisition of such Subsidiary, cause such Subsidiary to execute a guaranty agreement with respect to Borrower’s Obligations in a form reasonably acceptable to Lender.

       5.02  Use of Proceeds.  Borrower covenants and agrees that (a) the proceeds of the Loan will be used solely for general corporate purposes, (b) no part of the proceeds of the Loan will be used in violation of any applicable law, rule or regulation and (c) no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

SECTION 6.  EVENTS OF DEFAULT.

       If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

       6.01   Borrower shall fail to pay any of Borrower’s Obligations constituting interest, fees or other amounts (other than principal due under the Loan) within ten (10) Business Days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

       6.02   Any representation or warranty made by any Loan Party in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

       6.03   Borrower shall fail to perform or observe any term, covenant or provision contained in Section 5.01(e) or Section 5.02;

       6.04   Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01 or 6.02 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) any officer of Borrower obtaining actual knowledge of such default;

       6.05   This Agreement or any of the other Transaction Documents shall at any time for any reason (other than termination of this Agreement or such other Transaction Documents, as the case may be, in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by any Loan Party, or if the transactions completed hereunder or thereunder shall be contested by any such Loan Party or if any Loan Party shall deny that it has any further liability or obligation hereunder or thereunder;

       6.06   A Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

       6.07   An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Loan Party, or of a substantial part of the property or assets of a Loan Party, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower or of a substantial part of the property or assets of a Loan Party or (iii) the winding-up or liquidation of a Loan Party, and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

       6.08   Any Loan Party shall be declared by Lender to be in default under or in respect of (i) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (ii) any other present or future agreement purporting to convey to Lender a security interest in, or a lien or encumbrance upon, upon any property or assets of any Loan Party;

       6.09   Any default occurs under any other financing agreement any Loan Party has with Lender or any affiliate of Lender, after giving effect to any applicable grace or cure periods; the occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any indebtedness of any Loan Party for borrowed money (other than Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $10,000,000.00 that is not cured or waived in writing within any applicable cure or grace period; or

       6.10    Any Loan Party shall have a judgment in an amount in excess of $15,000,000.00 entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by such Loan Party within thirty (30) days after the entry of such judgment;

THEN, and in each such event (other than an event described in Sections 6.06 or 6.07), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Note and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 6.06 or 6.07, the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law.

SECTION 7.  GENERAL.

       7.01  No Waiver.  No failure or delay by Lender in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law.  Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.

       7.02  Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but specifically excluding any trust or segregated accounts) at any time held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any and all of the Borrower’s Obligations irrespective of whether or not Lender shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured.  Lender agrees to promptly notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 7.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.  Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

       7.03  Cost and Expenses.  Borrower agrees, whether or not any Loan is made under this Agreement, to pay or reimburse Lender upon demand for (a) all out-of-pocket costs and expenses incurred by Lender in connection with the preparation, documentation, negotiation and/or execution of this Agreement and/or any of the other Transaction Documents, (b) all recording, filing and search fees and expenses incurred by Lender in connection with this Agreement and/or any of the other Transaction Documents, (c) all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with the (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any of the other Transaction Documents or (ii) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents and (d) if an Event of Default occurs, all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower further agrees to pay or reimburse Lender upon demand for any stamp or other similar taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any of the other Transaction Documents.  All of the obligations of Borrower under this Section 7.03 shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

       7.04  General Indemnity.  In addition to the payment of expenses pursuant to Section 7.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold Lender and any holders of the Note, and the officers, directors, employees, agents and affiliates of Lender and such holders (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto, provided that the Indemnitees shall share counsel to defend their interests to the extent legally practicable), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by Borrower in connection herewith or therewith, the statements contained in any commitment letters delivered by Lender, the agreement of Lender to make the Loans under this Agreement or the use or intended use of the proceeds of any Loan under this Agreement (collectively, the “Indemnified Liabilities”); provided that (a) the Indemnitees shall promptly (and in any event within fifteen (15) Business Days after receiving notice of the existence of any potential Indemnified Liabilities) notify Borrower in writing of the existence of any potential Indemnified Liabilities; (b) Borrower shall have the right to assume and thereafter conduct the defense of any Indemnified Liabilities with counsel of its choice reasonably satisfactory to the Indemnitees, provided that Borrower will not consent to the entry of any judgment or enter into any settlement with respect to any Indemnified Liabilities without the prior written consent of the Indemnitees (not to be unreasonably withheld) unless the judgment or proposed settlement fully releases such Indemnitees and involves only the payment of money damages that are covered in full by this indemnity and does not impose an injunction or other equitable relief upon any Indemnitee and is subject to confidentiality provisions acceptable to the Indemnitees (which approval will not be unreasonably withheld by the Indemnitees); and (c) Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  The provisions of the undertakings and indemnification set out in this Section 7.04 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

       7.05  Notices.  Each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or facsimile number set forth on the signature pages hereof, or at such other address or facsimile number as any party hereto may designate as its address for communications hereunder by notice so given.  Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by facsimile (with answerback confirmation received), or on the fourth (4th) Business Day after the day on which mailed, if sent by registered or certified mail.

       7.06  Consent to Jurisdiction; Waiver of Jury Trial.  BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE COUNTY OF ST. LOUIS, MISSOURI OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DISTRICT, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.  BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS.  BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER AUTHORIZES THE SERVICE OF

PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS DETERMINED PURSUANT TO SECTION 7.05.  BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

       7.07  Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

       7.08  Amendments and Waivers.  Any provision of this Agreement, the Note or any of the other Transaction Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

       7.09  References; Headings for Convenience.  Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A and B refer to annexed Exhibits A and B that are hereby incorporated herein by reference and all references herein to Schedule 2.02 refers to annexed Schedule 2.02 that is hereby incorporated herein by reference.  The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

7.10       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement.

       7.11  Notice Required by Section 432.047 R.S.Mo.; Entire Agreement.  This notice is provided pursuant to Section 432.047 R.S.Mo.  As used herein, “creditor” means Lender and “this writing” means this Agreement and the other Transaction Documents.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

       7.12  Severability.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

       7.13  Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       7.14  Confidentiality.  Any information received by Lender from Borrower and clearly marked as confidential shall be treated as confidential by Lender in accordance with its customary practices and procedures.  Notwithstanding such agreement, nothing herein contained shall limit or impair the right or obligation of Lender to disclose such information: (a) to its auditors, attorneys, trustees, employees, directors, officers, advisors, affiliates or agents,  (b) when and as required by any law, ordinance, subpoena or governmental order, rule or regulation, (c) as may be required, requested or otherwise appropriate in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body or any self-regulatory body having or claiming to have jurisdiction over Lender, (d) which is publicly available or readily ascertainable from public sources, or which is received by Lender from a third Person which or which is not known by Lender to be bound to keep the same confidential, (e) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or any governmental agency, commission, authority, board or similar entity, (f) in connection with protection of its interests under this Agreement, the Note or any of the other Transaction Documents, including, without limitation, the enforcement of the terms and conditions of this Agreement, the Note and the other Transaction Documents, or (g) to any entity utilizing such information to rate the creditworthiness of Lender or to rate or classify the debt or equity securities of Lender or report to the public concerning the industry of which such Lender is a part.  It is agreed and understood that Lender shall not be liable to Borrower or any other Person for failure to comply with the foregoing except in any case involving Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

       7.15  USA PATRIOT Act Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE-
REVOLVING CREDIT AGREEMENT

Borrower:

THE LACLEDE GROUP, INC.

By:	/s/ Lynn D. Rawlings
Lynn D. Rawlings, Treasurer and Assistant Secretary

Address:

720 Olive Street, Suite 1525
St. Louis, Missouri 63101
Attention: Treasurer

Facsimile No.: (314) 421-1979

Lender:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shawn O’ Hara
Shawn O’Hara, Managing Director

Address:

461 Fifth Avenue, 8th Floor
New York, New York 10017
Attention: Corporate Banking-Utilities Division

Facsimile No.: (917) 256-2805

SCHEDULE 2.02

Authorized Individuals

Douglas H. Yaeger

Mark D. Waltermire

Steven P. Rasche

Lynn D. Rawlings

Kent H. Sturhahn

Delfina Myers

EXHIBIT A

(Form of Note)

REVOLVING CREDIT NOTE

$30,000,000.00	St. Louis, Missouri October 1, 2010

       FOR VALUE RECEIVED, THE LACLEDE GROUP, INC., a Missouri corporation (“Borrower”), hereby promises to pay to the order of U. S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), on the last day of the Revolving Credit Period, the principal sum of Thirty Million Dollars ($30,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to the Agreement (defined below).  The aggregate principal amount of Revolving Credit Loans that Lender shall be committed to have outstanding under this Revolving Credit Note (this “Note”) at any one time shall not exceed Thirty Million Dollars ($30,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Agreement.

       All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note in such order and manner as Lender shall elect.  The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.

All payments of principal and interest under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender located at 461 Fifth Avenue, 8th Floor, New York, New York 10017, or such other place as Lender may from time to time designate in writing.

       This Note is the “Note” referred to in the Revolving Credit Agreement dated as of the date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Agreement.).  The Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

       If Borrower shall fail to make any payment of any principal or interest due under this Note as and when the same shall become due, then the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

       In the event that any payment of any principal or interest due under this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof).  Borrower hereby waives presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.

       This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

Borrower:

THE LACLEDE GROUP, INC.

By:
Lynn D. Rawlings, Treasurer and Assistant Secretary

EXHIBIT B

(Form of Compliance Certificate)

[Date]

U.S. Bank National Association
461 Fifth Avenue, 8th Floor
New York, New York 10017
Attention:  Corporate Banking- Utilities Division

Ladies and Gentlemen:

Reference is hereby made to the Revolving Credit Agreement dated as of October 1, 2010, by and between The Laclede Group, Inc. and U.S. Bank National Association, as the same may from time to time amended, modified, extended, renewed or restated (the “Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

Borrower hereby certifies to Lender that as of the date hereof:

(a)         except as set forth below, all of the representations and warranties made by Borrower in the Agreement and/or in any of the other Transaction Documents are true and correct in all material respects on and as of the date of this Certificate as if made on and as of the date of this Certificate:

Exceptions:
;

(b)         except as set forth below, no Default or Event of Default under or within the meaning of the Agreement has occurred and is continuing:

Exceptions:
; and

(c)         the financial statements of Borrower and its Subsidiaries made available to you are true, correct and complete in all material respects and have been prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures).

(d)         Borrower had a Consolidated Capitalization Ratio of not more than Seventy Percent (70%) at all times during the period commencing _________, 201_, and ending _________, 201_.

                                          Very truly yours,

THE LACLEDE GROUP, INC.

By:
Name:
Title: